UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2013

Procera Networks, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-33691	33-0974674
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4121 Clipper Court, Fremont, CA		94538
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (510) 230-2777

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On January 7, 2013, Procera Networks, Inc. (the “Company”) and Procera Networks Kelowna ULC, an indirect wholly-owned subsidiary of the Company (“Acquisition Sub”), entered into a Share Purchase Agreement (the “Purchase Agreement”) with Vineyard Networks Inc. (“Vineyard”), the holders of all of the outstanding equity of Vineyard (the “Shareholders”) and John Drope & Associates Ltd., as representative of the Shareholders, to acquire all of the outstanding capital shares of Vineyard (the “Acquisition”). The Company has agreed to pay $28 million (CDN) for the Acquisition, subject to adjustment based on conditions contained in the Purchase Agreement, of which 55% is payable in shares of the Company’s common stock (the “Consideration Shares”), and 45% is payable in cash.

The closing of the Acquisition is subject to various customary conditions, including, among other things: (i) the accuracy of the representations and warranties made by each of the Company, Acquisition Sub, Vineyard and the Shareholders, and the compliance by the parties with their respective obligations under the Purchase Agreement; (ii) the conduct of Vineyard’s business in the ordinary course consistent with past practice and Vineyard’s compliance with certain covenants regarding the operation of its business; (iii) the absence of any action or other legal proceeding that seeks to constrain or otherwise prohibit the transactions contemplated by the Purchase Agreement; (iv) obtaining certain required consents; and (v) the entry into certain agreements by each of the Company, Acquisition Sub, Vineyard and the Shareholders in furtherance of the transactions contemplated by the Purchase Agreement, including lock-up, non-competition and non-solicitation agreements. During the pre-closing period, Vineyard is subject to customary “no-shop” restrictions on its ability to solicit, initiate, encourage or induce the making of alternative acquisition proposals from third parties and to engage in discussions or negotiations with third parties. Subject to the foregoing, the Acquisition is expected to close on or before January 15, 2013.

The Purchase Agreement contains customary representations, warranties and covenants of the Company, Acquisition Sub, Vineyard and the Shareholders. Subject to certain customary limitations, the Shareholders have agreed to indemnify the Company and its officers, directors, employees and other authorized agents against certain losses related to, among other things, breaches of the Company’s and the Shareholders’ representations and warranties, certain tax liabilities and the failure to perform covenants or obligations under the Purchase Agreement. Approximately 15% of the total Acquisition consideration will be placed into escrow for a period of eighteen months from the closing to secure the Shareholders’ indemnification obligations for, among other things, any breach of, or default under, any of Vineyard’s or the Shareholders’ representations, warranties, covenants or agreements contained in the Purchase Agreement.

The Purchase Agreement contains certain termination rights in favor of the Company and the Shareholders, including each such party’s right to terminate the Purchase Agreement if the transaction is not completed by March 31, 2013 or upon a material breach of any of the respective representations, warranties, covenants or obligations of the Company, Acquisition Sub, Vineyard or the Shareholders, as applicable.

In connection with the Purchase Agreement, the Company has agreed to prepare and file a registration statement with the Securities and Exchange Commission for the purpose of registering the Consideration Shares for resale.

The foregoing description of the Purchase Agreement does not purport to be a complete description of all terms of the Purchase Agreement and is qualified in its entirety by reference to the full text of the Purchase Agreement, which the Company anticipates will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Item 7.01 Regulation FD Disclosure

On January 7, 2013, the Company issued a press release announcing the execution of the Purchase Agreement. The press released is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information furnished under Item 7.01 (Regulation FD Disclosure) of Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Number	Description

99.1	Press Release, dated January 7, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 7, 2013	Procera Networks, Inc.

	By:	/s/ Charles Constanti
	Name:	Charles Constanti
	Title:	Chief Financial Officer and Principal Accounting Officer

INDEX TO EXHIBITS

Number	Description

99.1	Press Release, dated January 7, 2013